UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Inter-Tel (Delaware), Incorporated

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On June 25, 2007, Inter-Tel (Delaware), Incorporated issued a press release announcing that PROXY Governance, Inc., a leading independent proxy advisory firm, recommends that its clients vote “FOR” the company’s proposed merger with Mitel Networks Corporation at Inter-Tel’s Special Meeting of Stockholders on June 29, 2007. A copy of the press release follows:

1615 SOUTH 52nd STREET, TEMPE, ARIZONA (480) 449-8900 FAX (480) 449-8929

NEWS RELEASE

For Release	June 25, 2007
Contact	(480) 449-8900	(212) 355-4449
	Norman Stout	Steve Frankel / Jeremy Jacobs
	Inter-Tel Chief Executive Officer	Joele Frank, Wilkinson Brimmer Katcher

PROXY GOVERNANCE RECOMMENDS THAT INTER-TEL STOCKHOLDERS

VOTE “FOR” MITEL MERGER

Leading Independent Proxy Advisory Firm Supports Mitel Merger Over

Risky Mihaylo Leveraged Recapitalization Strategy

TEMPE, AZ, June 25, 2007 — Inter-Tel (Delaware), Incorporated (NASDAQ: INTL), today announced that PROXY Governance, Inc., a leading independent proxy advisory firm, recommends that its clients vote “FOR” the company’s proposed merger with Mitel Networks Corporation at Inter-Tel’s Special Meeting of Stockholders on June 29, 2007. PROXY Governance also expressed concern regarding the risks associated with the leveraged recapitalization strategy proposed by Steven G. Mihaylo, saying, “We have concerns over Mihaylo’s proposal and intentions.”* As previously announced, on April 26, 2007, Inter-Tel entered into a definitive merger agreement whereby Mitel will acquire Inter-Tel for $25.60 per Inter-Tel share in cash, representing a total purchase price of approximately $723 million.

In recommending that Inter-Tel stockholders vote “FOR” the proposed acquisition, PROXY Governance stated:

We support this transaction based [upon] the valuation premium to the median stock price over the last several years, the thorough process in negotiating the sale of the company, and the risk of Mihaylo’s alternative proposal. PROXY Governance also believes that shareholders will, in the long run, be better off with the all-cash merger consideration. *

Regarding the potential impact of Mr. Mihaylo’s leveraged recapitalization strategy on Inter-Tel’s stock, PROXY Governance said:

…the portion that is not tendered would contain significant risk because the company would be trading on less liquidity and a small market capitalization. Currently, at a market capitalization of $687 million and an average volume of 320,000, the company’s beta is 3.2, which means the company is significantly risky as it stands today. It is therefore conceivable that postrecapitalization shares will be become more volatile than they are today. This is evident by looking back to the mid-1990’s, when the company’s market capitalization was around $300 million, which is the estimated market capitalization postrecapitalization.

Furthermore, if the company is reclassified as a micro-cap, not only will liquidity dry up, but also institutional shareholders will run from the stock, and the company may find it difficult to raise capital. As a result, in order to raise capital it would need to increase its debt, which may be difficult because the recapitalization proposes to increase debt/EBITDA to 4.0x. Leveraging the company above this level is dangerous and it is very possible that the company will fall below a value that even Mihaylo said is not possible ($21.91). *

Alexander L. Cappello, Inter-Tel’s Chairman said, “We are pleased that PROXY Governance agrees with us that Mr. Mihaylo’s front-loaded leveraged recapitalization strategy entails significant risks for Inter-Tel stockholders, and that PROXY Governance has recommended that Inter-Tel stockholders vote for our proposed merger with Mitel. We believe that PROXY Governance recognized that the Special Committee of the Board of Directors, with the assistance of its financial and legal advisors, conducted an extensive and thorough process in negotiating the sale of the company. The Mitel merger provides our stockholders with fair value, greater certainty of closure and less risk than any other alternatives currently available to the company. We urge all stockholders to vote for the Mitel merger on the white proxy card today.”

To follow PROXY Governance’s recommendation, Inter-Tel stockholders should vote “FOR” the Mitel Merger Agreement by signing, dating and returning the WHITE proxy card today. The vote of all Inter-Tel stockholders is extremely important regardless of the number of shares of common stock they own. Failure to vote has the same effect as a vote against the merger.

Stockholders with questions or who need assistance in voting their shares may call the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834 (banks and brokers may call collect at 212-750-5833).

*	Permission to use quotations from the PROXY Governance report was neither sought nor obtained.

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning the pending acquisition of Inter-Tel by Mitel and the leveraged recapitalization strategy proposed by Mr. Mihaylo, among other things. Forward-looking statements are statements in the future tense or that include words such as “intends,” “believe”, “expect”, “proposed”, “anticipates” and words of similar import.

Forward-looking statements are based on assumptions, suppositions and uncertainties, as well as on management’s best possible evaluation of future events. However, actual results may differ materially from those reflected in forward-looking statements based on a number of factors, many of which are beyond the control of Inter-Tel. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for Inter-Tel’s products and services, risks associated with the proposed acquisition by Mitel or the outcome of any discussions with or actions by Mr. Mihaylo, the impact of price pressures exerted by competitors, and general market trends or economic changes.

Additional Information

In connection with the pending Mitel merger, Inter-Tel filed a definitive proxy statement with the Securities and Exchange Commission on May 29, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Copies of the definitive proxy statement and other documents filed by Inter-Tel can be obtained without charge at the Securities and Exchange Commission’s web site at www.sec.gov or from Inter-Tel by contacting Inter-Tel (Delaware), Incorporated, Attention: Investor Relations, 1615 S. 52nd Street, Tempe, AZ 85281, Telephone: 480-449-8900.

Inter-Tel and its directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger with Mitel. Information concerning the interests of Inter-Tel’s participants in the solicitation is included in the definitive proxy statement.

Inter-Tel and the Inter-Tel logo, are trademarks of Inter-Tel (Delaware), Incorporated.

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